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                                UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                        (AMENDMENT NO. ______________)*


                                IA Corporation I
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                                (NAME OF ISSUER)


                                  Common Stock
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                         (TITLE OF CLASS OF SECURITIES)


                                  449194 10 9
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                                 (CUSIP NUMBER)


*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



SEC 1745 (2-95)

                               Page 1 of 6 Pages
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-----------------------                                  ---------------------
  CUSIP NO. 449194 10 9                 13G                PAGE 2 OF 6 PAGES
-----------------------                                  ---------------------

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      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Chakravarthi V. Ravi
      I.D. # ###-##-####

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

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      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

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                          SOLE VOTING POWER
                     5
     NUMBER OF            579,744

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             579,744

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      579,744

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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      6.7%

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      TYPE OF REPORTING PERSON*
12
      IN

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                     *SEE INSTRUCTION BEFORE FILLING OUT!
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CUSIP No. 449194 10 9                                          Page 3 of 6 Pages

ITEM 1.
          (a)  Name of Issuer                 IA Corporation I

          (b)  Address of Issuer's Principal Executive Offices
               1900 Powell Street, Suite 600
               Emeryville, CA 94608-1840


ITEM 2.
          (a)  NAME OF PERSON FILING AND   (b)  ADDRESS OF PRINCIPAL OFFICE:
               Chakravarthi V. Ravi
               1900 Powell Street, Suite 600
               Emeryville, CA 94608-1840

          (c)  CITIZENSHIP: N/A

          (d)  Title of Class of Securities   Common Stock

          (e)  CUSIP Number                   449194 10 9

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON IS A: N/A

          (a)  [ ] Broker or Dealer registered under Section 15 of the Act
          (b)  [ ] Bank as defined in section 3(a)(6) of the Act
          (c)  [ ] Insurance Company as defined in section 3(a)(19) of the Act
          (d) [ ] Investment Company registered under section 8 of the Investment Company Act
          (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund, see (S)240.13d-1(b)(1)(ii)(F)
          (g)  [ ] Parent Holding Company, in accordance with
                   (S)240.13d-1(b)(ii)(G)(Note: See Item 7)
          (h)  [ ] Group, in accordance with (S)240.13d-1(b)(1)(ii)(H)

ITEM 4.  OWNERSHIP

          (a)  Amount Beneficially Owned   579,744 as of December 31, 1996

          (b)  Percent of Class            6.7%

          (c)  Number of shares as to which such person has:
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CUSIP No. 449194 10 9                                          Page 4 of 6 Pages

               (i)   sole power to vote or to direct the vote  579,744

               (ii)  shared power to vote or to direct the vote  0

               (iii) sole power to dispose or direct the disposition of 579,744

               (iv)  shared power to dispose or direct the disposition of  0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more that five percent of the class of securities, check the following [ ].
         N/A

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
         N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
         N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
         N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
         N/A

ITEM 10.  CERTIFICATION
N/A
          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.
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CUSIP No. 449194 10 9                                          Page 5 of 6 Pages

                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

  Dated:  February 13, 1997




                                                  /s/ Chakravarthi V. Ravi
                                                  ------------------------
                                                  Chakravarthi V. Ravi
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CUSIP No. 449194 10 9                                          Page 6 of 6 Pages


                        WARBURG, PINCUS INVESTORS, L.P.

This statement is filed by and on behalf of (a) Warburg, Pincus Investors, L.P., a Delaware limited Partnership ("WPI"); (b) Warburg, Pincus & Co., a New York general partnership ("WP"); and (c) E.M. Warburg, Pincus & Co., LLC, a New York limited liability company ("EMW LLC") which manages WPI. WP, the sole general partner of WPI has a 20% interest in the profits of WPI. Lionel I. Pincus is the managing partner of WP and the managing member of EMW LLC and may be deemed to control both WP and EMW LLC. The members of EMW LLC are substantially the same as the partners of WP. Peter Stalker III and Henry Kressel, directors of the Company, are Managing Directors and members of EMW LLC and general partners of WP. Each of Messrs. Stalker and Kressel disclaims beneficial ownership for purposes of Rule 13d-3 under the Securities Exchange Act of 1934. The business address of each of the foregoing is 466 Lexington Avenue, New York, NY 10017.